EXHIBIT 99.1

Pure Harvest’s David Lamadrid to Present at WestPark Capital Sales & Equity Conference

GlobeNewswire•May 15, 2019

SANTA MONICA, CA, May 15, 2019 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE – Pure Harvest Cannabis Group, Inc. (PCKKD), soon to be trading under ticker (PHCG), a development stage vertically integrated cannabis company based in Santa Monica, California, is pleased to announce that its Chief Executive Officer, David Lamadrid, will be a speaker at WestPark Capital’s Sales & Equity Conference on Saturday May 18, 2019 in San Diego, California.

“Our team is excited to present at this prestigious conference,” stated David Lamadrid, Chief Executive Officer, Pure Harvest Cannabis Group. “It is a tremendous opportunity to advance recognition of the Pure Harvest opportunity to a well-capitalized consortium of active investors and bankers.”

About WestPark Capital, Inc.

WestPark Capital, Inc. is a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors. WestPark is committed to forging lasting partnerships with emerging growth companies and the investors who back them. WestPark’s approach is to provide customized financial solutions for virtually any need. A complete range of investment banking and brokerage services is available to corporate and individual clients. WestPark’s corporate finance professionals have the depth of experience and resources to create integrated financing solutions for both private and public marketplaces. Additionally, WestPark offers an exceptional array of private client services through its dedicated group of financial consultants. WestPark Capital understands the importance of strong relationships in today’s dynamic business environment and welcomes the opportunity to leverage this power into success for its customers. For more information visit www.wpcapital.com.

About Pure Harvest Cannabis Group

The Pure Harvest Cannabis Group is a development stage science-based medical cannabis company with a commitment to the highest quality products, ethical growing standards, environmental awareness, and corporate integrity. Pure Harvest intends to develop into a large scale vertically integrated producer and distributor in large, established, and growing markets.

Pure Harvest is focused on developing precision dosed cannabinoid health and wellness consumer products. The Company’s goals include establishing Pure Harvest Cannabis as an iconic consumer product brand offering a wide variety of cannabis/CBD products that can be sold in multiple international markets that have legalized cannabis and hemp-derived products.

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Pure Harvest has recently merged with The Pocket Shot Company and plans to transition into a vertically integrated multi-state operator (MSO) and purveyor of the finest quality cannabis and hemp derived products for active life styles, and to support patient health and well-being.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Future events and results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

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